Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com
Marie Meoli (714) 382-2190	Kay Leyba (714) 382-4175
WhiteFox Marketing and Communications	kay.leyba@ingrammicro.com
marie.meoli@ingrammicro.com

INGRAM MICRO REPORTS FIRST QUARTER 2005 RESULTS

Operating income and margin hit highest first-quarter levels in six years

     SANTA ANA, Calif., April 28, 2005 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the first quarter of 2005 (ended April 2, 2005).

     First-quarter net income based on generally accepted accounting principles (GAAP) was $42.4 million or $0.26 per diluted share, which includes major-program and acquisition-related integration costs totaling $9.8 million (approximately $6.8 million net of tax) or approximately $0.04 per diluted share, as described below. In the prior-year period, net income was $37.6 million or $0.24 per diluted share.

      On a non-GAAP basis, net income excluding major-program and integration costs was $49.2 million or $0.30 per diluted share versus $37.7 million or $0.24 per diluted share in the year-ago period.

      Worldwide sales for the quarter were $7.05 billion versus $6.28 billion in the prior-year period – an increase of 12 percent, to which the translation impact of the strengthening European currencies contributed approximately two percentage points.

     “We delivered another strong quarter despite the widely reported competitive dynamics in North America and softer economies in some markets of Europe,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “Our team was able to rise above challenging environments and deliver EPS at the high end of our guidance range. I’m particularly pleased with our operating income, which reached the highest first-quarter levels since 1999 on both a GAAP and non-GAAP basis. We’ve been able to deliver on our commitments in large part because of our exceptional execution as well as an effective diversification strategy. A significant portion of our revenue comes from international operations or new technologies and services. This diversification mitigates some of the volatility risks in certain markets or segments. We have been cultivating this strategy for several years and it is starting to pay off.”

Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

  Regional Sales:

    North American sales were $2.94 billion (42 percent of total revenues), an increase of 6 percent versus the $2.78 billion posted a year ago.

    European sales were $2.65 billion (37 percent of total revenues) versus $2.61 billion in the year-ago period – an increase of 1 percent, of which the strengthening European currencies contributed approximately five percentage points. Last year’s first quarter was exceptionally strong, due to currency-driven demand, which affected prior-year comparisons.

    Asia-Pacific sales were $1.19 billion (17 percent of total revenues) versus $627 million in the prior-year period – an increase of 89 percent, reflecting the Tech Pacific acquisition completed on Nov. 10, 2004.

    Latin American sales were $279 million (4 percent of total revenues), an increase of 10 percent compared to the $255 million posted a year ago.

  Gross margin was 5.38 percent versus 5.44 percent in the year-ago quarter. A more competitive environment in North America and softer economies in some European markets had an adverse impact on gross margins during the quarter.

  Operating expenses were $303.3 million or 4.30 percent of revenues versus $274.9 million or 4.38 percent of revenues in the year-ago quarter. Operating expenses excluding the $9.8 million in major-program and integration costs, described below, were $293.5 million or 4.16 percent of revenues versus $274.8 million or 4.38 percent of revenues in the prior-year period.

  Operating income on a GAAP basis was $76.2 million or 1.08 percent of revenues compared to $66.6 million or 1.06 percent of revenues in the year-ago quarter. Excluding major-program and integration costs, income from operations increased 29 percent or 16 basis points to $86.0 million or 1.22 percent of revenues versus $66.7 million or 1.06 percent of revenues in the prior year.

    North American operating income was $29.9 million or 1.02 percent of revenues versus $25.3 million or 0.91 percent of revenues in the year-ago quarter. On a non-GAAP basis, which excludes major-program costs of $5.8 million as described below, North American operating income was $35.7 million or 1.21 percent of revenues, an increase of 42 percent or 31 basis points compared to the $25.1 million or 0.90 percent of revenues in the year-ago period.

    European operating income was $37.0 million or 1.40 percent of revenues versus $39.0 million or 1.49 percent of revenues in the year-ago quarter.

    Asia-Pacific operating income was $6.1 million or 0.51 percent of revenues compared to approximately break-even last year. On a non-GAAP basis, which excludes the integration costs of $4.0 million as described below, operating income was $10.1 million or 0.85 percent of revenues.

    Latin American operating income was $3.2 million or 1.17 percent of revenues versus $2.2 million or 0.88 percent of revenues in the year-ago quarter.

  Other expenses for the quarter were $14.7 million versus $11.3 million in the year-ago period. The increase was primarily attributable to increased debt levels associated with the acquisition of Tech Pacific and higher interest rates.

  The effective tax rate was 31 percent, which the company currently estimates will be the rate for the full 2005 fiscal year.

  Total depreciation was $13.4 million.

  Capital expenditures were approximately $9.0 million.

  Inventory was $1.95 billion or 27 days on hand, an improvement of one day versus the end of last year, while inventory turns were 14 versus 13 at year-end.

  Total debt was $576 million, or 20 percent of total capitalization, versus $515 million at the end of last year.

     “Every region delivered solid operating profits in challenging markets this quarter,” said William D. Humes, executive vice president and chief financial officer. “Although I’m pleased with our results, there is opportunity for improvement in every region. We are making good progress on our profitable growth initiatives and we are willing to make strong and well-considered moves to hit our milestones. We are committed to becoming the profit leader in every region.”

Details on Special Items

     As indicated above, first-quarter results were affected by major-program and integration costs totaling $9.8 million or approximately $6.8 million net of tax. This includes major-program costs of approximately $5.8 million (approximately $4.0 million net of tax) primarily related to consulting, along with first-quarter severance actions and other transition expenses associated with the previously announced North American outsourcing and optimization plan. The company expects total costs of this plan will be $26 million, which will be substantially incurred within the 2005 fiscal year, with the majority incurred during the first half of the year. In addition, first-quarter results also include integration costs of $4.0 million (approximately $2.8 million net of tax) primarily associated with redundant facilities, workforce reductions, relocation and other integration actions related to the acquisition of Tech Pacific, which was completed on Nov. 10, 2004.

Outlook for the Second Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company’s forecast for the second quarter ending July 2, 2005, sales are expected to range from $6.70 billion to $6.90 billion, with net income ranging from $41 million to $46 million, or $0.25 to $0.28 per diluted share based on 164.5 million weighted average shares outstanding and an effective tax rate of 31 percent. Net income and earnings guidance exclude any reorganization costs, special items or integration expenses, which the company is unable to reasonably estimate on a quarterly basis at this time.

     “Our second-quarter guidance reflects year-over-year sales growth of 17 to 21 percent, driven by the additional Tech Pacific revenues and continued organic growth,” said Foster. “I’m pleased we were able to give a solid outlook despite the challenging environments in certain markets. The economies of Germany, Italy and the Netherlands continue to be a bit soft, while pricing in North America is still competitive, although not as aggressive as a few months ago. However, our growth strategies in these regions are gaining traction. In addition, the integration of Tech Pacific is going smoothly and Latin America continues to be an outstanding performer. I am optimistic about the future, especially with Greg (Spierkel), Kevin (Murai) and Bill (Humes) managing the operations as I retire from my CEO role to become non-executive chairman.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call webcast with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 (toll-free within the United States and Canada) or (402) 220-3063 (other countries).

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or entry into new markets could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers --increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended January 1, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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© 2005 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	April 2, 2005	January 1, 2005

ASSETS
Current assets:
Cash	$260,008	$398,423
Trade accounts receivable, net	2,723,842	3,037,417
Inventories	1,949,587	2,175,185
Other current assets	309,151	471,137

Total current assets	5,242,588	6,082,162

Goodwill and other non-current assets	863,905	844,575

Total assets	$6,106,493	$6,926,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,795,680	$3,536,880
Accrued expenses	443,551	607,684
Current maturities of long-term debt	135,953	168,649

Total current liabilities	3,375,184	4,313,213

Long-term debt, less current maturities	440,017	346,183
Other liabilities	28,943	26,531

Total liabilities	3,844,144	4,685,927

Stockholders' equity	2,262,349	2,240,810

Total liabilities and stockholders' equity	$6,106,493	$6,926,737

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended April 2, 2005

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$7,051,992	$-	$7,051,992

Costs of sales	6,672,519	-	6,672,519

Gross profit	379,473	-	379,473

Operating expenses:
Selling, general and
administrative	300,555	(7,139)	293,416
Reorganization costs	2,692	(2,692)	-

	303,247	(9,831)	293,416

Income from operations	76,226	9,831	86,057
Interest and other	14,703	-	14,703

Income before income taxes	61,523	9,831	71,354
Provision for income taxes	19,072	3,048	22,120

Net income	$42,451	$6,783	$49,234

Diluted earnings per share:
Net income	$0.26	$0.04	$0.30

Diluted weighted average
shares outstanding	163,887,049	163,887,049	163,887,049

	Thirteen Weeks Ended April 3, 2004

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$6,275,640	$-	$6,275,640

Costs of sales	5,934,186	-	5,934,186

Gross profit	341,454	-	341,454

Operating expenses:
Selling, general and
administrative	274,759	-	274,759
Reorganization costs	125	(125)	-

	274,884	(125)	274,759

Income from operations	66,570	125	66,695
Interest and other	11,342	-	11,342

Income before income taxes	55,228	125	55,353
Provision for income taxes	17,673	40	17,713

Net income	$37,555	$85	$37,640

Diluted earnings per share:
Net income	$0.24	$0.00	$0.24

Diluted weighted average
shares outstanding	158,962,292	158,962,292	158,962,292

(a)	Special items in 2005 represent reorganization costs of $2,692 primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific, facility consolidations in Asia-Pacific and an adjustment related to a previous action for higher than expected lease obligation in North America; and $7,139 charged to selling, general and administrative expenses, primarily comprised of consulting costs related to the Company's outsourcing and optimization plan in North America and integration costs in Asia-Pacific related to the acquisition of Tech Pacific.

(b)	Special items in 2004 represent reorganization costs of $125 primarily related to employee termination benefits for workforce reductions in Asia-Pacific and credit adjustments related to previous actions for lower than expected employee terminations benefits for workforce reductions and lease termination costs for facility consolidations in North America.

Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

		Thirteen Weeks Ended April 2, 2005

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

North America	$2,939,286	$29,901	$5,769	$35,670
Europe	2,648,187	37,003	-	37,003
Asia-Pacific	1,185,658	6,073	4,062	10,135
Latin America	278,861	3,249	-	3,249

	$7,051,992	$76,226	$9,831	$86,057

		Thirteen Weeks Ended April 3, 2004

		Income from operations

	Net Sales	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

North America	$2,781,188	$25,280	$(191)	$25,089
Europe	2,612,746	39,030	-	39,030
Asia-Pacific	627,112	28	316	344
Latin America	254,594	2,232	-	2,232

	$6,275,640	$66,570	$125	$66,695

(a)	Special items in 2005 represent reorganization costs of $2,692 ($741 in North America and $1,951 in Asia-Pacific) primarily related to employee termination benefits for workforce reductions in North America and Asia-Pacific, facility consolidations in Asia-Pacific and an adjustment related to a previous action for higher than expected lease obligation in North America; and $7,139 charged to selling, general and administrative expenses ($5,028 in North America and $2,111 in Asia-Pacific), primarily comprised of consulting costs related to the Company's outsourcing and optimization plan in North America and integration costs in Asia-Pacific related to the acquisition of Tech Pacific.

(b)	Special items in 2004 represent reorganization costs of $125 ($316 charge in Asia-Pacific, partially offset by $191 credit in North America), primarily related to employee termination benefits for workforce reductions in Asia-Pacific and credit adjustments related to previous actions for lower than expected employee termination benefits for workforce reductions and lease termination costs for facility consolidations in North America.